UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Blinn, Mark A.
   Centex Corporation
   2728 N. Harwood, 5th Floor

   Dallas, TX  75201
2. Issuer Name and Ticker or Trading Symbol
   Centex Corporation (CTX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   08/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [X] Other (specify below)
   VP - Financial Strategy
   and Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount
of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities
Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial

                                              (Month/                            or              Owned at       or  Ownership

                                              Day/Year)   Code V   Amount        D  Price        End of Month   I

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Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative
6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)
Expiration Date
                               Price of        Date           Code      or Disposed of (D)

                               Derivative
                               Security                       Code  V   A                D                Exercisable
Expiration
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Non-Qualified Stock Option     $23.8100
04/01/10
(right to buy)
Non-Qualified Stock Option     $38.3438
07/14/09
(right to buy)
Non-Qualified Stock Option     $39.3600        04/03/01       A     V   5,000                             (1)
      04/02/08
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned
(Columns 1,3 and 7 through 11)
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------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number
of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative
Indirect
                               Date      Securities                                   vative      Securities    D
Beneficial
                                                                        Amount or     Security    Beneficially  or
Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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------------------

Non-Qualified Stock Option               Common Stock                   4,000                     4,000
D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   5,000                     5,000
D   Direct
(right to buy)
Non-Qualified Stock Option     04/03/01  Common Stock                   5,000                     5,000
    D   Direct
(right to buy)

Explanation of Responses:

(1)
Shares vest over three years with 25% vesting on the date of grant and 25% vesting on each of the first three anniversaries of the
date of grant.

SIGNATURE OF REPORTING PERSON
/S/ Blinn, Mark A.
DATE 9/18/01